Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

May 7, 2018 and Prospectus dated March 22, 2018)

Filed pursuant to Rule 433

Registration Number 333-223853

General Dynamics Corporation

Pricing Term Sheet

May 8, 2018

$500,000,000 Floating Rate Notes due 2020

$500,000,000 Floating Rate Notes due 2021

$2,000,000,000 2.875% Notes due 2020

$2,000,000,000 3.000% Notes due 2021

$750,000,000 3.375% Notes due 2023

$750,000,000 3.500% Notes due 2025

$1,000,000,000 3.750% Notes due 2028

Issuer:	General Dynamics Corporation (the “Company”)

Guarantors:	American Overseas Marine Company, LLC; Bath Iron Works Corporation; Electric Boat Corporation; General Dynamics Government Systems Corporation; General Dynamics Land Systems Inc.; General Dynamics Ordnance and Tactical Systems, Inc.; General Dynamics-OTS, Inc.; Gulfstream Aerospace Corporation; and National Steel and Shipbuilding Company

Expected Ratings:*	A2 / A+ (Moody’s / S&P)

Security Type:	Senior Unsecured Notes

Securities:

Floating Rate Notes due 2020 (the “2020 Floating Rate Notes”)

Floating Rate Notes due 2021 (the “2021 Floating Rate Notes”)

2.875% Notes due 2020 (the “2020 Notes”)

3.000% Notes due 2021 (the “2021 Notes”)

3.375% Notes due 2023 (the “2023 Notes”)

3.500% Notes due 2025 (the “2025 Notes”)

3.750% Notes due 2028 (the “2028 Notes”)

Principal Amount:

2020 Floating Rate Notes: $500,000,000

2021 Floating Rate Notes: $500,000,000

2020 Notes: $2,000,000,000

2021 Notes: $2,000,000,000

2023 Notes: $750,000,000

2025 Notes: $750,000,000

2028 Notes: $1,000,000,000

Maturity:

2020 Floating Rate Notes: May 11, 2020

2021 Floating Rate Notes: May 11, 2021

2020 Notes: May 11, 2020

2021 Notes: May 11, 2021

2023 Notes: May 15, 2023

2025 Notes: May 15, 2025

2028 Notes: May 15, 2028

Coupon (Interest Rate):

The 2020 Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to Three-Month LIBOR plus 29 basis points. The interest rate on the 2020 Floating Rate Notes for the initial Interest Period of such series will be equal to Three-Month LIBOR as determined on May 9, 2018, plus 29 basis points. The interest rate on the 2020 Floating Rate Notes for each subsequent Interest Period of such series will be equal to Three-Month LIBOR as determined on the related LIBOR Determination Date, plus 29 basis points.

The 2021 Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to Three-Month LIBOR plus 38 basis points. The interest rate on the 2021 Floating Rate Notes for the initial Interest Period of such series will be equal to Three-Month LIBOR as determined on May 9, 2018, plus 38 basis points. The interest rate on the 2021 Floating Rate Notes for each subsequent Interest Period of such series will be equal to Three-Month LIBOR as determined on the related LIBOR Determination Date, plus 38 basis points.

2020 Notes: 2.875%

2021 Notes: 3.000%

2023 Notes: 3.375%

2025 Notes: 3.500%

2028 Notes: 3.750%

Price to Public:

2020 Floating Rate Notes: 100.000% of the principal amount

2021 Floating Rate Notes: 100.000% of the principal amount

2020 Notes: 99.646% of the principal amount

2021 Notes: 99.305% of the principal amount

2023 Notes: 99.616% of the principal amount

2025 Notes: 98.774% of the principal amount

2028 Notes: 99.438% of the principal amount

Day Count Convention:	Fixed Rate Notes: 30 / 360 Floating Rate Notes: Actual / 360

Use of Proceeds	The Company intends to use the net proceeds from the offering, after deducting the underwriting discounts and its estimated expenses, to repay outstanding borrowings under the Company’s 364-Day Credit Facility.

Conflicts of Interest:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, BBVA Securities Inc., Lloyds Securities Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc. or certain of their respective affiliates will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (‘‘FINRA Rule 5121’’). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a ‘‘qualified independent underwriter’’ is not necessary in connection with this offering as the notes are investment grade rated securities.

Yield to Maturity:	2020 Floating Rate Notes: N/A 2021 Floating Rate Notes: N/A 2020 Notes: 3.059% 2021 Notes: 3.245% 2023 Notes: 3.459% 2025 Notes: 3.700% 2028 Notes: 3.818%

Spread to Benchmark Treasury:	2020 Floating Rate Notes: N/A 2021 Floating Rate Notes: N/A 2020 Notes: +55 bps 2021 Notes: +60 bps 2023 Notes: +65 bps 2025 Notes: +77 bps 2028 Notes: +85 bps

Benchmark Treasury:

2020 Floating Rate Notes: N/A

2021 Floating Rate Notes: N/A

2020 Notes: 2.375% due April 30, 2020

2021 Notes: 2.375% due April 15, 2021

2023 Notes: 2.750% due April 30, 2023

2025 Notes: 2.875% due April 30, 2025

2028 Notes: 2.750% due February 15, 2028

Benchmark Treasury Price / Yield:

2020 Floating Rate Notes: N/A

2021 Floating Rate Notes: N/A

2020 Notes: 99-23  3⁄4 / 2.509%

2021 Notes: 99-07  3⁄4 / 2.645%

2023 Notes: 99-23  1⁄4 / 2.809%

2025 Notes: 99-21 / 2.930%

2028 Notes: 98-05 / 2.968%

Interest Payment Dates:

2020 Floating Rate Notes: Quarterly on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2018

2021 Floating Rate Notes: Quarterly on February 11, May 11, August 11 and November 11 of each year, beginning on August 11, 2018

2020 Notes: Semi-annually on May 11 and November 11 of each year, beginning on November 11, 2018

2021 Notes: Semi-annually on May 11 and November 11 of each year, beginning on November 11, 2018

2023 Notes: Semi-annually on May 15 and November 15 of each year, beginning on November 15, 2018

2025 Notes: Semi-annually on May 15 and November 15 of each year, beginning on November 15, 2018

2028 Notes: Semi-annually on May 15 and November 15 of each year, beginning on November 15, 2018

Make-Whole Call:	2020 Floating Rate Notes: N/A 2021 Floating Rate Notes: N/A 2020 Notes: 10.0 bps 2021 Notes: 10.0 bps 2023 Notes: 10.0 bps 2025 Notes: 12.5 bps 2028 Notes: 15.0 bps

Par Call:

2020 Floating Rate Notes: N/A

2021 Floating Rate Notes: N/A

2020 Notes: N/A

2021 Notes: N/A

2023 Notes: On or after April 15, 2023 (one month prior to the maturity date)

2025 Notes: On or after March 15, 2025 (two months prior to the maturity date)

2028 Notes: On or after February 15, 2028 (three months prior to the maturity date)

Trade Date:	May 8, 2018

Settlement Date:

May 11, 2018 (T+3)

We expect to deliver the notes against payment for the notes on the third business day following the date of the pricing of the notes (“T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade those notes on the date of pricing should consult their own advisor.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:

2020 Floating Rate Notes: 369550 BB3 / US369550BB33

2021 Floating Rate Notes: 369550 BF4 / US369550BF47

2020 Notes: 369550 BA5 / US369550BA59

2021 Notes: 369550 BE7 / US369550BE71

2023 Notes: 369550 BD9 / US369550BD98

2025 Notes: 369550 BG2 / US369550BG20

2028 Notes: 369550 BC1 / US369550BC16

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC RBC Capital Markets, LLC

Senior Co-Managers:	BBVA Securities Inc. Lloyds Securities Inc.

Co-Managers:

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Blaylock Van, LLC

Drexel Hamilton, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Wells Fargo Securities, LLC toll free at 1-800-645-3751 or RBC Capital Markets, LLC toll free at 1-866-375-6829.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by General Dynamics Corporation on May 7, 2018 (the “Preliminary Prospectus Supplement”) relating to its Prospectus dated March 22, 2018. Terms used and not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

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